UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 18, 2015
Date of Report (Date of Earliest Event Reported)

FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)

(301) 986-9200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

As announced on December 8, 2015, the Board of Trustees of First Potomac Realty Trust (the “Company”) authorized the redemption of some or all of its 6,400,000 outstanding shares of 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”) from time to time, but no earlier than January 18, 2016 and no later than December 31, 2016. On December 18, 2015, the Company announced that on January 19, 2016 (the “Redemption Date”), the Company intends to redeem 2,200,000, representing approximately 34%, of its issued and outstanding Series A Preferred Shares, at a redemption price of $25.00 per share, plus the amount equal to all accrued and unpaid dividends on each Series A Preferred Share to be redeemed from November 16, 2015 up to, but not including, the Redemption Date.

Dividends on the Series A Preferred Shares that are to be redeemed will cease to accrue on the Redemption Date.  Upon redemption, the redeemed Series A Preferred Shares will no longer be outstanding, and all rights of the holders of such shares will terminate, except the right of the holders to receive the cash payable upon such redemption, without interest. All Series A Preferred Shares are held in book-entry form through the Depository Trust Company (“DTC”) and shares to be redeemed will be selected by lot in accordance with the procedures of DTC.

A copy of the Company’s press release announcing the partial redemption of the Series A Preferred Shares is filed as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Exhibit Description

99.1	Press Release dated December 18, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST

December 18, 2015	/s/ Samantha Sacks Gallagher
Samantha Sacks Gallagher
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated December 18, 2015.

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